Exhibit 99.1

CONTACT:
Jeff Unger
Vice President Investor Relations
(561) 482-9715

Destination XL Group, Inc. Reports Second-Quarter 2016 Financial Results

Achieves +4.6% DXL Comparable Store Sales Increase, Building On +11.9% Comp Increase

in Second Quarter 2015;

Company Updates Sales Guidance for Fiscal 2016

CANTON, Mass., August 25, 2016 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the second quarter of fiscal 2016.

Second-Quarter Fiscal 2016 Highlights

•	Total comparable sales increased +2.4% on top of +6.7% in prior-year quarter
•	151 DXL retail stores, open at least 13 months, had a +4.6% comparable sales increase on top of an +11.9% comparable sales increase in the prior-year quarter
•	Net income of $0.2 million, compared with net loss of $(1.0) million in the prior-year quarter
•	EBITDA increased to $8.5 million from $6.8 million in the prior-year quarter
•	Sales per square foot for the DXL retail stores, on a rolling 12-month basis, increased to $181, from $172 for the prior-year quarter

Management Comments

“Our positive second-quarter results reflect the fundamental strength of the DXL transformation, which drove growth in sales and profitability even as uncertainty weighed on consumer spending,” said President and CEO David Levin. “DXL retail stores delivered a sales comp of 4.6% on top of 11.9% in the second quarter last year.

“Brand awareness continues to grow, which has led to a 9.0% increase in the rate of Casual Male customers converting to DXL. At the same time, the end-of-rack customer’s share of our bottoms business rose again, to 44.1% from 42.9% in the second quarter last year.

“Our belief in the DXL transformation has never been stronger. The DXL customer is buying more and spending more per transaction, while our average sales per square foot continue to climb. Despite these improvements, we started to see a slowdown in traffic in the second quarter. Due to the macro headwinds in the current environment, we are taking a more cautious view of sales in the second half of the year. However, we are confident in our ability to leverage our operating model, and we are maintaining our guidance in earnings and EBITDA,” Levin concluded.

Second-Quarter 2016 Results

Sales

For the second quarter of fiscal 2016, total sales rose 3.3% to $117.9 million from $114.1 million in the second quarter of fiscal 2015. The increase of $3.8 million in total sales was primarily driven by a comparable sales increase of $2.6 million, or 4.6%, from our DXL stores. On a comparable basis, total transactions in the Company’s DXL stores were up 3.2% over the prior-year second quarter.

Gross Margin

For the second quarter of fiscal 2016, gross margin, inclusive of occupancy costs, was 46.5%, compared with gross margin of 47.2% for the second quarter of fiscal 2015. The decrease of 70 basis points was the result of a 110-basis-point decrease in merchandise margin, which was partially offset by a 40-basis-point improvement in occupancy costs as a percentage of total sales. The decrease in merchandise margin was primarily due to a shift in the timing of clearance markdowns. The improvement in occupancy costs was primarily due to leveraging a higher sales base against relatively fixed occupancy expense.

Selling, General & Administrative

SG&A expenses for the second quarter of fiscal 2016 were 39.3% of sales, compared with 41.3% in the second quarter of fiscal 2015. On a dollar basis, SG&A expense declined $0.8 million from the same quarter a year ago, primarily due to a decrease in advertising costs and incentive accruals.

Net Income

Net income for the second quarter of fiscal 2016 was $0.2 million, or $0.00 per diluted share, compared with a net loss of $(1.0) million, or $(0.02) per diluted share, for the second quarter of fiscal 2015. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net income (loss) for the second quarter of fiscal 2016 and fiscal 2015 was $0.00 per diluted share and $(0.01) per diluted share, respectively.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the second quarter of fiscal 2016 were $8.5 million, compared with $6.8 million for the second quarter of fiscal 2015. The improvement was driven by an increase in sales from the same quarter of the prior year and a decrease in SG&A expenses.

Cash Flow

Cash Flow provided by operations for the first six months of fiscal 2016 was $19.1 million, compared with cash flow provided by operations of $6.7 million for the same period of fiscal 2015. Capital expenditures for the first six months of fiscal 2016 of $13.8 million consisted of $9.7 million for new DXL stores and $4.1 million for infrastructure projects. Capital expenditures for the first six months of fiscal 2015 of $17.0 million consisted of $11.2 million for new DXL stores and $5.8 million for infrastructure projects. Free cash flow, before DXL capital expenditures, a non-GAAP measure, improved $14.1 million from the first six months of fiscal 2015. Certain amounts in the following table may not foot due to rounding:

	For the six months ended
(in millions)	July 30, 2016	August 1, 2015
Cash flow from operating activities (GAAP basis)	$19.1	$6.7
Capital expenditures, infrastructure projects	(4.1)	(5.8)
Free Cash Flow, before DXL capital expenditures	$15.0	$0.9
Capital expenditures for DXL stores	(9.7)	(11.2)
Free Cash Flow (non-GAAP basis)	$5.3	$(10.3)

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles, and the achievement of these hurdles has been a significant contributor to the Company’s continued improvement in EBITDA. Management believes free cash flow before DXL capital expenditures is an important metric, because it demonstrates DXL’s ability to strengthen liquidity while also contributing to the funding of DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net income (loss) per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At July 30, 2016, the Company had cash and cash equivalents of $5.8 million. Total debt at July 30, 2016 was $63.6 million. Total debt consisted of $41.2 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $22.4 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At July 30, 2016, the Company had $66.0 million of excess availability under its credit facility.

Inventory was $121.3 million at July 30, 2016, compared with $125.0 million at January 30, 2016 and $123.6 million at August 1, 2015. The decrease in inventory compared with last year’s second quarter is due to inventory initiatives to improve timing of receipts and weeks of supply on hand. Clearance inventory represented 7.7% of total inventory in the second quarter of fiscal 2016, compared with 7.2% of total inventory in the second quarter of fiscal 2015.

Retail Store Information

For the second quarter of fiscal 2016, the Company opened 7 new DXL stores, which included 1 outlet:

	Year End 2014		Year End 2015		At July 30, 2016		Year End 2016E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	138	1,179	166	1,369	176	1,432	194	1,548
DXL outlets	2	12	9	45	11	56	12	60
CMXL retail	157	557	125	443	117	416	99	353
CMXL outlets	48	153	40	126	39	123	37	117
Rochester Clothing	8	74	5	51	5	51	5	51
Total	353	1,975	345	2,034	348	2,078	347	2,129

Fiscal 2016 Outlook

The Company is revising its sales guidance for fiscal 2016, given the macroeconomic and political uncertainty affecting store traffic and consumer spending.  However, the Company’s current earnings expectations remain within the range of its previous guidance for fiscal 2016, as a result of disciplined SG&A expense management. The Company now expects:

•	Total sales in the range of $457.0 to $463.0 million (compared with the Company’s previous guidance of $465.0 to $472.0 million).
•	A total comparable sales increase in the range of 2.0% to 4.0% (compared with the Company’s previous guidance of 4.8% to 5.5%).
•

A net loss of $4.4 million, or $(0.09) per diluted share, to breakeven (unchanged). On a non-GAAP basis, an adjusted net loss of $2.6 million, or $(0.05) per diluted share, to breakeven (unchanged). This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2015 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2016 and will not recognize any income tax benefit on its operating loss in fiscal 2016.*

•	Gross profit margin at the low end of the previous range of 46.2% to 46.5%.
•	EBITDA in the range of $31.0 to $35.0 million (unchanged).*
•	To open approximately 28 DXL retail and 3 DXL outlet stores and close approximately 26 Casual Male XL retail stores and 3 Casual Male XL outlet stores (unchanged).
•	Capital expenditures of approximately $30.0 million in fiscal 2016, with approximately $20.6 million invested in new DXL stores (unchanged).
•	Borrowings at the end of fiscal 2016 in the range of $59.0 million to $64.0 million (unchanged).
•

Free cash flow before DXL capital expenditures of approximately $25.6 million to $30.6 million (unchanged), resulting in total free cash flow in the range of $5.0 million to $10.0 million (unchanged).*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, August 25, 2016 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 466-4520. Please reference conference ID:

2997354. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net income (loss) per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. The Company has stated that beginning in fiscal 2016 it expects to fund its ongoing DXL capital expenditures with cash flow from operations. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2016, the expected impact of inventory management improvements on working capital in fiscal 2016, the Company’s ability to execute on its strategic plan and the effectiveness of the Destination XL concept. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2016, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended			For the six months ended
	July 30, 2016		August 1, 2015	July 30, 2016	August 1, 2015
Sales	$117,875		$114,147	$225,766	$218,552
Cost of goods sold including occupancy	63,032		60,264	121,157	116,430
Gross profit	54,843		53,883	104,609	102,122

Expenses:
Selling, general and administrative	46,299		47,121	87,668	88,590
Depreciation and amortization	7,527		6,928	14,869	13,450
Total expenses	53,826		54,049	102,537	102,040

Operating income (loss)	1,017	#	(166)	2,072	82

Interest expense, net	(783)		(746)	(1,567)	(1,507)

Income (loss) before provision for income taxes	234		(912)	505	(1,425)
Provision for income taxes	35		67	92	128

Net income (loss)	$199		$(979)	$413	$(1,553)

Net income (loss) per share - basic and diluted	$0.00		$(0.02)	$0.01	$(0.03)

Weighted-average number of common shares outstanding:
Basic	49,531		49,081	49,522	49,050
Diluted	49,953		49,081	49,902	49,050

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
July 30, 2016, January 30, 2016 and August 1, 2015
(In thousands)
Unaudited

	July 30,	January 30,	August 1,
	2016	2016	2015
ASSETS

Cash and cash equivalents	$5,764	$5,170	$5,798
Inventories	121,307	125,014	123,568
Other current assets	15,769	12,975	14,888
Property and equipment, net	125,084	124,962	124,034
Intangible assets	2,431	2,669	2,966
Other assets	3,671	3,557	3,736
Total assets	$274,026	$274,347	$274,990

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$106,275	$103,147	$102,855
Long-term debt	22,397	26,158	29,832
Borrowings under credit facility	41,174	41,984	34,090
Deferred gain on sale-leaseback	13,921	14,654	15,387
Stockholders' equity	90,259	88,404	92,826
Total liabilities and stockholders' equity	$274,026	$274,347	$274,990

Certain columns in the following tables may not foot due to rounding

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended		For the six months ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
(in millions)
Net income (loss), GAAP basis	$0.2	$(1.0)	$0.4	$(1.6)
Add back:
Provision for income taxes	0.0	0.1	0.1	0.1
Interest expense	0.8	0.7	1.6	1.5
Depreciation and amortization	7.5	6.9	14.9	13.5
EBITDA, non-GAAP basis	$8.5	$6.8	$16.9	$13.5

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)

	For the three months ended				For the six months ended
	July 30, 2016		August 1, 2015		July 30, 2016		August 1, 2015
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$199	$0.00	$(979)	$(0.02)	$413	$0.01	$(1,553)	$(0.03)

Add back: Actual income tax provision	35		67		92		128
Income tax (provision) benefit, assuming
a normal tax rate of 40%	(94)		365		(202)		570

Adjusted net income (loss) (non-GAAP basis)	$140	$0.00	$(547)	$(0.01)	$303	$0.01	$(855)	$(0.02)

Weighted average number of common shares
outstanding on a diluted basis		49,953		49,081		49,902		49,050

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the six months ended
(in millions)	July 30, 2016	August 1, 2015
Cash flow from operating activities (GAAP basis)	$19.1	$6.7
Capital expenditures, infrastructure projects	(4.1)	(5.8)
Free Cash Flow, before DXL capital expenditures	$15.0	$0.9
Capital expenditures for DXL stores	(9.7)	(11.2)
Free Cash Flow (non-GAAP basis)	$5.3	$(10.3)

GAAP TO NON-GAAP RECONCILIATION OF FISCAL 2016 OUTLOOK

	Projected
	Fiscal 2016
(in millions, except per share data)		per diluted share
Net income (loss), GAAP basis	$(4.4)-$0.0
Add back:
Provision for income taxes	0.2
Interest expense	2.9-3.3
Depreciation and amortization	31.9
EBITDA, non-GAAP basis	$31.0-$35.0

Net income (loss), GAAP basis	$(4.4)-$0.0	$(0.09)-$0.00
Income tax benefit, assuming 40% rate	$(1.8)-$0.0	$(0.04)-$0.00
Adjusted net income (loss), non-GAAP basis	$(2.6)-$0.0	$(0.05)-$0.00
Weighted average common shares outstanding - diluted	49.9

Cash flow from operating activities, GAAP basis	$35.0-$40.0
Capital expenditures, infrastructure projects	(9.4)
Free Cash Flow, before DXL capital expenditures	$25.6-$30.6
Capital expenditures for DXL stores	(20.6)
Free Cash Flow, non-GAAP basis	$5.0-$10.0